Independent Auditors' Consent



The Board of Directors
The Andersons, Inc.



We consent to incorporation by reference in the registration statement (No. 333-53137) on Form S-8 of The Andersons, Inc., Inc. of our report dated May 13, 1999 relating to the statements of net assets available for benefits of The Andersons, Inc. Retirement Savings Investment Plan as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998, which report appears on the December 31, 1998 report on Form 11-K of The Andersons, Inc.



/s/Plante & Moran, LLP




Toledo, Ohio
June 15, 1999